Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit 2.1

ASSET PURCHASE AGREEMENT

between

Applied Micro Circuits Corporation

(as “Buyer”),

and

International Business Machines Corporation,

(as “Seller”)

Dated: April     , 2004

TABLE OF CONTENTS

Article I.	Purchase and Sale of Assets	6
1.1.	Transferred Assets and Transferred Contracts	6
1.2.	Excluded Assets	6
1.3.	Consideration	6
1.4.	Assumed Liabilities	7

Article II.	Closing	7
2.1.	Closing Date	7
2.2.	Closing Statement	8

Article III.	Tax Matters	8
3.1.	Allocation of Purchase Price	8
3.2.	Filing of Returns and Payment of Taxes	9
3.3.	Refunds and Credits	9
3.4.	Transfer Taxes	9

Article IV.	Additional Covenants and Agreements	10
4.1.	Employees and Employee Benefits	10
4.2.	Further Action	11
4.3.	Post Closing Payments	12
4.4.	Consents, Novations and Subcontracted Work	12
4.5.	Product Warranty Services	13
4.6.	Excluded Liabilities	13
4.7.	Provision of Omitted Assets	13
4.8.	Permitted Liens	13
4.9.	Seller Conduct Prior to the Closing Date	14
4.10.	Financial Data	14

Article V.	Representations and Warranties of Buyer	14
5.1.	Incorporation	14
5.2.	Authority	15

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

5.3.	No Conflict	15
5.4.	Governmental Consents	15
5.5.	No Broker	15

Article VI.	Representations and Warranties of Seller	16
6.1.	Incorporation	16
6.2.	Authority	16
6.3.	No Conflict	16
6.4.	Governmental Consents	16
6.5.	No Broker	17
6.6.	Title to Personal Property	17
6.7.	Litigation	17
6.8.	No Rights In Others To Transferred Assets	17
6.9.	Contracts	17
6.10.	Warranties	17
6.11.	Other Information	17
6.12.	Transferred Contract Consents	18
6.13.	Taxes	18
6.14.	Inventory	18
6.15.	Regular Employees	18

Article VII.	Conditions to Buyer’s Obligations	18
7.1.	Representations and Warranties	18
7.2.	Consents, Approvals and Injunctions	18
7.3.	Governmental Rule	19
7.4.	Operative Agreements	19
7.5.	Closing Documents	19
7.6.	Proceedings	19
7.7.	Audit Findings - Revenue	19
7.8.	Audit Findings – Other	20
7.9.	Audit Delivery	20

Article VIII.	Conditions to Seller’s Obligations	20
8.1.	Payment of Purchase Price	20
8.2.	Representations and Warranties	20

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

8.3.	Consents, Approvals and Injunctions	20
8.4.	Governmental Rule	21
8.5.	Operative Agreements	21
8.6.	Closing Documents	21
8.7.	Proceedings	21

Article IX.	General Matters	21
9.1.	Survival of Representations and Warranties	21
9.2.	Limitation of Liability	22
9.3.	Public Announcements	22
9.4.	Costs	22
9.5.	[*]	23
9.6.	Modification and Waiver	23
9.7.	Governing Law	23
9.8.	Notices	23
9.9.	Bulk Sales	24
9.10.	Assignment	24
9.11.	Counterparts	24
9.12.	No Third Party Beneficiaries	24
9.13.	Entire Agreement	24

Schedules:

Schedule A	Additional Permitted Liens
Schedule 1.1	Transferred Assets
Schedule 1.4	Assumed Liabilities
Schedule 3.1	Allocation of Purchase Price
Schedule 4.1(a)(1)	Regular Employees by Serial Number
Schedule 4.1(a)(3)	Specified Employees for Voluntary Offers
Schedule 4.4	Required Consents to Assignment/Novation
Schedule 6.7	Litigation
Schedule 6.13	Taxes

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibits:

Exhibit A	Assignment and Assumption Agreement
Exhibit B	Bill of Sale
Exhibit C	Schedule of Disclosures and Exceptions
Exhibit D	Financial Data

v

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”), executed and dated as of April     , 2004, by and between Applied Micro Circuits Corporation, a Delaware corporation (“Buyer”), and International Business Machines Corporation, a New York corporation (“Seller” or “IBM”).

W  I  T  N  E  S  S  E  T  H:

WHEREAS, Seller wishes to sell certain Transferred Assets (as defined herein) and assign certain Transferred Contracts used in the development and sale of certain IBM PowerPC embedded 4xx-based standard products; and

WHEREAS, Buyer wishes to purchase from Seller, and Seller wishes to sell and transfer to Buyer, the Transferred Assets and the Transferred Contracts for the Purchase Price and subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises set forth above and the respective covenants, agreements, representations and warranties hereinafter set forth, Buyer and Seller hereby agree as follows:

Definitions.

Certain Definitions. As used in this Agreement, the following terms shall have the meanings specified below.

“Affiliate” shall mean, as to any Person, any other Person which is controlling, controlled by or under common control with such Person.

“Allocation Statements” shall have the meaning set forth in Section 3.1.

“Assumed Liabilities” shall have the meaning set forth in Section 1.4.

“Assumption Agreement” shall mean the Assignment and Assumption Agreement in the form set out in Exhibit “A” to be entered into by the Buyer and the Seller on the Closing Date and by which Buyer assumes the Assumed Liabilities.

“Bill of Sale” shall mean the Bill of Sale in the form set out in Exhibit “B” to be entered into by the Buyer and Seller on the Closing Date.

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“Burdensome Condition” shall mean any action taken, or credibly threatened, by or before any Governmental Authority or other Person to challenge the legality of the transactions contemplated by the Operative Agreements or that would otherwise deprive a Party of the material benefit of any such transaction, including (i) the pendency of an investigation by a Governmental Authority (formal or informal), (ii) the institution of any litigation, or threat thereof, (iii) an order by a Governmental Authority of competent jurisdiction preventing consummation of the transactions contemplated by the Operative Agreements or placing material conditions or limitations upon such consummation, or (iv) the issuance of any subpoena, civil investigative demand or other request for documents or information relating to such transactions which request is unreasonably burdensome in the reasonable judgment of the applicable Person.

“Closing” shall have the meaning set forth in Section 2.1.

“Closing Date” shall have the meaning set forth in Section 2.1.

“Closing Statement” shall have the meaning set forth in Section 2.2.

“Code” shall have the meaning set forth in Section 3.1.

“Confidentiality Agreement” shall mean that agreement providing for confidentiality between Buyer and Seller regarding the transaction contemplated herein dated March 5, 2004.

“CoreConnect Bus License Agreement” shall mean the agreement so entitled between Buyer and Seller entered into on the Date of Execution.

“Custom Sales Agreement” shall mean the agreement entitled Custom Sales Agreement dated December 20, 2002 between the Seller and Buyer and ASIC Attachment No. 5 entered into on the Date of Execution.

“Date of Execution” shall mean the date this Agreement and the other Operative Agreements identified for signature in accordance with their terms on that date are signed.

“Design Kit License Agreement” shall mean the agreement entitled IBM Design Kit License Agreement between the Seller and Buyer and all attachments thereto entered into on the Date of Execution.

“Disclosure Schedule” shall have the meaning set forth in the Schedule of Disclosures and Exceptions to this Agreement.

“Effective Date” shall mean the time the Closing has been completed.

“Final Determination” shall mean (i) in respect of U.S. Federal income taxes a “determination” as defined in Section 1313(a) of the Code or the execution of an Internal

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Revenue Service Form 870-AD, and (ii) in respect of Taxes other than U.S. Federal income taxes, any final determination of liability in respect of a Tax which determination, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise (including by reason of the expiration of a statute of limitations or a period for the filing of claims for refunds, amended returns or appeals from adverse determinations).

“Governmental Authority” shall mean any applicable Federal, state, local or foreign court, governmental or administrative agency or commission or other governmental agency, authority, instrumentality or regulatory body of competent jurisdiction.

“Governmental Rule” shall mean any applicable statute, law, treaty, rule, code, ordinance, regulation or order of any Governmental Authority or any judgment, decree, injunction, writ, order or like action of any Federal, state, local or foreign court, governmental or administrative agency or commission, or other governmental agency, authority, instrumentality or regulatory body, arbitrator or other judicial tribunal of competent jurisdiction.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“In Scope Products” shall have the meaning ascribed to it under the Patent License Agreement.

“Intellectual Property Agreement” shall mean the agreement so entitled between the Buyer and Seller, entered into on the Date of Execution.

“Liens” shall mean pledges, claims, liens, charges, encumbrances and security interests of any kind whatsoever.

“Limitation Amount” shall have the meaning set forth in Section 9.2.

“Operative Agreements” shall mean this Agreement, the Intellectual Property Agreement, Patent License Agreement, CoreConnect Bus License Agreement, Design Kit License Agreement, POWERPC License Agreement, the Custom Sales Agreement, the Transition Services Agreement, the Bill of Sale, and the Assumption Agreement.

“Parties” shall mean Buyer and Seller.

“Party” shall mean Buyer or Seller, as applicable.

“Patent License Agreement” shall mean the agreement so entitled between the Buyer and the Seller, entered into on the Date of Execution.

“Permitted Liens” shall mean: (i) Liens for Taxes, assessments and governmental charges due and being contested in good faith by Seller; (ii) any Liens, that individually or in the aggregate, are not substantial in character or amount or do not materially

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

adversely affect the value of the Transferred Assets; (iii) Liens for Taxes either not due and payable or due but for which notice of assessment has not been given, or which may thereafter be paid without penalty; (iv) any statutory Liens claimed or held by any Governmental Authority that have not at the time been filed or registered against title to the Transferred Assets or that relate to obligations that are not due or delinquent; (v) any imperfections of title or similar Liens, if any, which imperfections of title or similar Liens do not materially impair the use of the assets to which they relate; (vi) Liens created or granted by Buyer or otherwise arising in respect of claims against the Buyer (and not the Seller); and (vii) any Liens described on Schedule A.

“Person” shall mean any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Authority or other entity, and shall include any successor (by merger or otherwise) of such entity.

“POWERPC License Agreement” shall mean the agreement so entitled between the Buyer and the Seller, entered into on the Date of Execution.

“Pre-Closing Tax Period” shall have the meaning set forth in Section 3.2.

“Purchase Price” shall have the meaning set forth in Section 1.3.

“Regular Employees” shall have the meaning set forth in Section 4.1.

“Specified Employees” shall have the meaning set forth in Section 4.1.

“Subcontracted Work” shall have the meaning set forth in Section 4.4.

“Subsidiary” of any Person shall mean a corporation, company, or other entity (i) more than fifty percent (50%) of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, limited liability company, joint venture or unincorporated association), but more than fifty percent (50%) of whose ownership interest representing the right to direct, or cause the direction of, the management or policies of such entity is, now or hereafter owned or controlled, directly or indirectly, by such Person, but such corporation, company or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists.

“Tax” or “Taxes” shall mean all taxes, imposts, duties, withholdings, charges, fees, levies, or other assessments imposed by any Governmental Authority or taxing authority, whether domestic or foreign (including but not limited to, income, excise, property, sales, use, transfer, conveyance, payroll or other employment related tax, license and registration fees, ad valorem, value added, withholding, social security, national insurance (or other similar contributions or payments), franchise, severance or estimated severance, stamp taxes, taxes based upon or measured by capital stock, net worth or gross receipts and other taxes), together with all interest, fines, penalties and additions attributable to or imposed with respect to such amounts and any obligations under any agreement or arrangements with any Person with respect to such amounts.

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“Tax Returns” shall have the meaning set forth in Section 3.2.

“Transferred Assets” shall mean such tangible personal property listed on Schedule 1.1 to this Agreement, subject to Section 1.1, as the same may be depleted or augmented prior to the Closing Date while being managed in the ordinary course of Seller’s business.

“Transferred Contracts” shall mean those contracts and agreements (including purchase orders, if any) set forth in Schedule 1.4 designated to be assigned to Buyer, subject to Section 4.4.

“Transition Services Agreement” shall mean the agreement and all annexes thereto so entitled between Buyer and Seller entered into on the Date of Execution.

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Article I. Purchase and Sale of Assets.

1.1 Transferred Assets and Transferred Contracts. Upon the terms and subject to the conditions hereof, as of the Closing Date, Seller hereby sells, transfers, conveys, assigns and delivers to Buyer, and Buyer hereby purchases and accepts from Seller, all right, title and interest of Seller in and to the (i) Transferred Assets and (ii) the rights and benefits associated with the Transferred Contracts (subject to the provisions of Section 4.4). The Transferred Assets and the Transferred Contracts (subject to Section 4.4 and any obligations of confidentiality) will be made available on the Closing Date, where then located as identified by Seller to Buyer in writing, it being understood and agreed that for (a) any equipment on loan to a customer or supplier and located at a customer’s or supplier’s facility, such equipment will remain at the customer’s or supplier’s facility pursuant to, and in accordance with, the terms and conditions of the applicable loan agreement between Seller and customer and (b) for all Transferred Assets other than those in the foregoing subsection (a), Seller will, on the Effective Date, ship such Transferred Assets to the Buyer.

1.2 Excluded Assets. Notwithstanding anything to the contrary in this Agreement, any assets which are not Transferred Assets or Transferred Contracts will be retained by Seller and are excluded from the transaction, including (i) any interest in any contractual arrangement with any Affiliate of Seller, (ii) any interests of Seller in real property or any fixtures, and (iii) all accounts receivables in respect of goods or services to the extent shipped or provided by Seller or Seller’s Affiliates, directly or indirectly, prior to 11:59 p.m. ( Eastern Standard Time ) on the Closing Date. All intellectual property matters related to this transaction are addressed exclusively in the Intellectual Property Agreements and no intellectual property matters are included in the subject matter of this Agreement.

1.3 Consideration. The purchase price to be paid by Buyer to Seller for the Transferred Assets (including any finished goods inventory having a value, as determined by using the unit prices set forth in the Custom Sales Agreement, of up to [*]), the Transferred Contracts, the matters set forth in the Intellectual Property Agreements and the Assumed Liabilities shall be [*] (the “Purchase Price”), it being understood that the Parties will make such necessary financial adjustments pursuant to Section 2.2 if the value of the finished goods inventory actually transferred to Buyer is either less or more then [*] (such amount, referred to as the “Inventory Baseline”). On the Closing Date, Buyer shall pay to Seller the Purchase Price by electronic funds transfer, such sum in immediately available funds. All payments shall be made in United States dollars. The portion of the Purchase Price attributable to the agreements other than the Intellectual Property Agreement shall be paid to the following account:

[*]

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

The consideration for the Intellectual Property Agreements shall be paid to the following account:

[*]

1.4 Assumed Liabilities. Upon the terms and subject to the conditions hereof, as of the Closing, Seller will assign and transfer to Buyer, and Buyer will accept and assume, and thereafter shall fully perform and discharge, on a timely basis and in accordance with their respective terms and conditions, only (a) the liabilities, obligations and commitments of Seller listed on Schedule 1.4 hereto (including the Transferred Contracts) but only to the extent such obligations (i) do not arise from or relate to any breach by Seller of any provision of any of such Transferred Contracts and (ii) do not arise from or relate to any event, circumstance or condition occuring or existing on or prior to the Closing Date that, with notice or lapse of time, would constitute or result in a breach of any of such Transferred Contracts, (b) any warranty obligations of Seller for any In Scope Products sold, by Seller to any customers or distributors prior to Closing, including but not limited to, those warranty obligations listed in Schedule 1.4 hereto, and (c) the existing software maintenance obligations of Seller listed in Schedule 1.4 with respect to software licensed, by Seller prior to Closing, in connection with any In Scope Product, it being understood, in the case of (a) and (b) above, and subject to Section 4.5, that Buyer shall perform such warranty or maintenance service obligations on behalf of and for Seller and Buyer will have no direct obligation or liability to Seller’s customers or distributors on account of such warranty or maintance obligations of the Seller or its Affiliates. (collectively, subsections (a), (b), (c) referred to as the “Assumed Liabilities”). Except for the Assumed Liabilities, Buyer is not assuming any liability, obligation or commitment of any nature of Seller related to Seller’s or its Affiliates’ operations or sales of the In Scope Product prior to the Closing date, and any such liability, obligation or commitment of the Seller or its Affiliates shall be an Excluded Liability. For purposes of this Agreement, all liabilities of Seller and any of its Affiliates not expressly listed in the definition of Assumed Liabilities, or expressly excluded from the definition of Assumed Liabilities under subsections (i) and (ii) of this Section 1.4, are referred to as “Excluded Liabilities.”

Article II. Closing.

2.1 Closing Date. (a) Subject to the conditions set forth in Articles VII and VIII below, the closing of the transaction provided for in this Agreement (the “Closing”) shall take place at the offices of Seller on the first business day following the satisfaction or waiver of all other conditions set forth in Articles VII and VIII, or at such other time or on such other date as may be agreed by Seller and Buyer (the “Closing Date”). All transactions provided for herein to occur on and as of the Closing Date shall be deemed to have occurred simultaneously and to be effective as of 11:59 p.m. (Eastern Standard Time) on the Closing Date. Notwithstanding anything to the contrary contained in any of the Operative Agreements, none of the Operative Agreements (other than this Agreement) shall become effective unless and until a Closing is consummated.

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b) If the Closing is not completed by June 15, 2004, Seller shall have the right at any time thereafter (but prior to Closing) to terminate the Agreement (and all Operative Agreements and attachments thereto, as well as the Business Sale Agreement), upon prior written notice to the Buyer, for any reason or no reason; if the Closing is not completed by August 15, 2004, Buyer shall have the right at any time thereafter (but prior to Closing) to terminate the Agreement (and all Operative Agreements and attachments thereto, as well as the Business Sale Agreement), upon written notice to the Seller, for any reason or no reason; provided however, in both cases, that the right to terminate this Agreement under this Section 2.1(b) shall not be available to any Party whose action or failure to act has been a prinicpal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of the Agreement.

2.2 Closing Statement. Within [*] after Closing, Seller will prepare and deliver to Buyer a closing statement for the inventory and test equipment that constitute the Transferred Assets (the “Closing Statement”), as of the Closing Date. The purpose of the Closing Statement is to correctly reflect any changes in the Inventory Baseline and the listing of such physical assets between the Date of Execution and the Closing. For purposes of the Closing Statement, each unit of finished goods inventory will be assigned the price ascribed to it in the Custom Sales Agreement and each piece of test equipment will be assigned its net book value on the books of the Seller as of the Closing Date. The Closing Statement shall become final and binding upon the Parties unless Buyer gives written notice of its disagreement of such items included on or excluded from the Closing Statement within [*] following Buyer’s receipt of the Closing Statement. Any such notice shall specify in reasonable detail the nature of any disagreement so asserted. In the event that the Closing Statement (as finally resolved) indicates an error in the Purchase Price, within [*] of such statement becoming final, such error shall be corrected by either (i) Seller providing a credit to Buyer under the Custom Sales Agreement in the event that Buyer overpaid at the Closing or (ii) Buyer tendering a check to Seller in the event that Buyer underpaid at the Closing.

Article III. Tax Matters.

3.1 Allocation of Purchase Price. Except as otherwise required pursuant to a Final Determination, Buyer and Seller agree to act in accordance with the allocations of the Purchase Price set forth in Schedule 3.1 (the “Allocation Statements”) for all Tax purposes, including for purposes of any returns, including any forms or reports (including IRS Form 8594) required to be filed pursuant to Section 1060 of the relevant version of the Internal Revenue Code (the “Code”) or any comparable provision of local, state or foreign law, to refrain from taking any position inconsistent with any such return or the Allocation Statements, and to cooperate in the preparation of any such Section 1060 or comparable forms or reports and to timely file such Section 1060 or comparable forms or reports in the manner required by applicable law.

[*] shall prepare the Form 8594 under Section 1060 of the Code based on the Allocation Statements and deliver such form and all documentation used in the preparation and support of such form to [*] within [*] after the Closing Date.

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Buyer and Seller shall, and shall cause their respective Affiliates to cooperate with respect to Tax matters.

3.2 Filing of Returns and Payment of Taxes. [*] shall prepare and file, or cause to be prepared and filed, with the appropriate authorities all Tax returns, reports and forms (herein “Tax Returns”) and shall pay, or cause to be paid, when due all Taxes relating to the Transferred Assets attributable to any taxable period which ends on or prior to the Closing Date (herein “Pre-Closing Tax Period”). [*] shall prepare and file, or cause to be prepared and filed, with the appropriate authorities all Tax Returns, and shall pay, or cause to be paid, when due all Taxes relating to the Transferred Assets attributable to taxable periods which are not part of the Pre-Closing Tax Period. If, in order to properly prepare its Tax Returns for Governmental Authorities, it is necessary that a party be furnished with additional information, documents or records relating to the Transferred Assets, both Seller and Buyer agree to use reasonable efforts to furnish or make available such then existing, non-privileged information at the recipient’s request, cost and expense provided, however, that no party shall be entitled to review or examine the Tax Returns of any other party.

For purposes of this Section 3.2, in the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the Taxes for the Pre-Closing Tax Period shall be computed as if the Pre-Closing Tax Period ended as of the close of business on the Closing Date and the amount of Taxes for taxable periods that are not party of the Pre-Closing Tax Period shall be the excess, if any, of (x) the Taxes for the Straddle Period over (y) the Taxes for the Pre-Closing Tax Period.

3.3 Refunds and Credits. Any refunds and credits attributable to the Pre-Closing Tax Period shall be for the account of the [*] and any refunds and credits attributable to the period that is not part of the Pre-Closing Tax Period shall be for the account of the [*].

3.4 Transfer Taxes. All Taxes that are transfer, documentary, sales, use, registration, value-added or real estate transfer taxes, or any similar taxes and related fees incurred in connection with this Agreement and the other Operative Agreements and the transactions contemplated hereby and thereby shall be borne [*]. To the extent legally able to do so, Buyer and Seller shall cooperate with each other to obtain exemptions from such Taxes, provided that neither Party shall be obligated to seek any exemption that would require any governmental audit of its books and records.

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Article IV. Additional Covenants and Agreements

4.1 Employees and Employee Benefits.

(a) Schedule 4.1(a)(1) contains a list of certain employees employed by Seller as of the date hereof in connection with the Transferred Assets (the “Regular Employees”) Seller will provide an updated list of Regular Employees as of the Closing in the event that any Regular Employee’s employment with Seller is terminated prior to the Closing for any reason. Buyer shall employ the Employees who accept employment with Buyer, effective as of the Closing Date.

(b) Immediately after the date hereof, Seller shall provide Buyer with such reasonable access to the Regular Employees for the purpose of Buyer making offers of employment to such Regular Employees. Buyer may, in its sole discretion, and Seller shall cooperate in Buyer’s efforts to, make offers of employment to any or all of the Regular Employees. Seller agrees that, concurrent with the Closing, Seller shall terminate the employment with Seller of all Regular Employees who will be made an offer of employment by Buyer. As soon as reasonably practicable, Seller shall communicate such intent to terminate such Regular Employees. Buyer hereby agrees to employ the Regular Employees who accept employment with Buyer, effective as of the Closing Date. The Regular Employees who begin their employment with Buyer shall be employed by Buyer in accordance with the terms and conditions set forth in subsections 4.1(c), 4.1(d), and 4.1(e) below.

(c) Effective upon the Closing, Buyer agrees that it will employ the Regular Employees who accept employment with Buyer in the same functional disiplines and at no less than their then current respective base salaries. All Regular Employees will be entitled to participate in Buyer’s employee benefit plans, commissions, and bonus plans at the same level and manner as similarly- situated employees of Buyer. Buyer shall make new hire stock option grants available to all Regular Employees in accordance with Buyer’s normal grant guidelines. Prior periods of employment with the Seller (herein “Service Credit”) will be considered as employment with the Buyer for all employment purposes with the Buyer including the calculation of severance pay, seniority and benefits eligibility, including vacation. Buyer has summarized its planned benefit terms to Seller, as reasonably approximated by the document entitled “United States Terms and Conditions Comparative Analysis” dated April 7, 2004. Buyer shall implement the following severance pay practice for the Regular Employees: if, within the first [*] after Closing, a Regular Employee is involuntarily severed without Cause from full time employment with Buyer, such Regular Employee shall receive the greater [*] of severance pay for each [*] of service, with a minimum of [*] and a maximum of [*] or Buyer’s separation pay. Each week of severance pay will be an amount equal to one week of such Regular Employee’s total base cash salary from Buyer for employment. Notwithstanding the foregoing, no Regular Employee who is terminated will be entitled to receive any severance or other payments or benefits unless such employee executes and delivers to Buyer a full and complete release of claims in form and substance reasonably acceptable to Buyer. Nothing contained in this Agreement shall be construed to in any way limit or prevent Buyer from terminating any Regular Employee at any time for Cause or for reasons related to poor performance or conditions of employment and in the event of any such termination, such Regular Employee shall not be entitled to any of the severance or employment benefits set forth above. For the purposes of this paragraph, “Cause” as used herein means termination for the following reasons: (i) theft, dishonesty or falsification of records of Buyer or its affiliates; (ii) improper disclosure of Buyer or its Affiliates confidential

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

information; (iii) employee’s failure or inability to perform any reasonably assigned duties after written notice from Buyer of, and a reasonable opportunity to cure, such failure or inability; (iv) employee’s conviction of any criminal act which impairs his ability to perform his duties as an employee of Buyer, (v) employee’s violation of Buyer’s rules and policies of employment, (vi) employee’s repeated failure to follow Buyer’s reasonable instructions or directions.

(d) Buyer shall be responsible as of Closing for all liabilities, salaries, benefits and similar employer obligations for such matters that arise out of facts or circumstances that soley occur after the Closing Date for all Regular Employees. Upon separation from Seller, Regular Employees will be paid by Seller for vacation accrued, plus previously deferred vacation, less vacation taken.

(e) Buyer shall be responsible for liabilities with respect to the termination of any Regular Employees by Buyer after the Closing, including without limitation, health care continuation coverage with respect to plans established or maintained by Buyer after the Closing.

(f) Buyer agrees that, for a period of [*] from the Closing Date, it will not, without the Seller’s written consent, solicit for employment any [*], provided, however, nothing shall prohibit Buyer from soliciting any of the Specified Employees or any subcontractor of Seller who is not an employee of Seller. [*] agrees that, for a period of [*] from the Closing Date, it will not, without the Buyer’s written consent, solicit for employment any [*]. Nothwithstanding anything in this subsection (f) above, the term “solicit for employment” shall not include general employment advertising or the use of any independent employement agencies or search firm not specifically directed to employees of the other Party.

(g) In addition, Buyer and Seller have identified Specified Employees in Schedule 4.1(a)(3) whom will be made available to Buyer for a personal interview. Immediately after the date hereof, Seller shall provide Buyer with access to the Specified Employees for the purpose of Buyer making offers of employer to such employees. For any Specified Employee willing to undertake such interview, then, notwithstanding anything to the contrary contained in Section 4.1(f), Buyer shall have the right, but not the obligation, to make a voluntary offer of employment with Buyer to any such Specified Employee. Any Buyer employment offers to Specified Employees shall occur no later than [*] after the Closing. Seller is hereby released from any obligations to Buyer from Seller, for services or other matters under the Operative Agreements, which were to be performed by any Specified Employee who accepts employment with Buyer. In the event that a Specified Employee performing services under the Transition Services Agreement becomes an employee of Buyer, then the amount that was being paid by Buyer to Seller under the Transition Services Agreement for such employee’s services shall be eliminated from all future amounts due from Buyer to Seller under the Transition Services Agreement (such amounts being calculated on a pro-rata basis and at the same rate on a per person basis as is being charged to Buyer in the Transition Services Agreement for such person).

4.2 Further Action. The Parties each agree to execute and deliver after the Closing Date such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable, in the opinion of the Parties’ counsel, in order to consummate or implement expeditiously the transactions contemplated hereby.

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

4.3 Post-Closing Payments. The Parties acknowledge that, for a period of [*] after the Closing Date, Seller may make payments to third parties on behalf of Buyer associated with the Transferred Assets and Assumed Liabilities. Buyer agrees to reimburse Seller for such payments [*] receipt of an invoice from Seller provided [*]. Seller shall invoice Buyer monthly on the fifth (5th) day of each month. If Buyer disputes such invoice on the basis that such payment did not relate to the Transferred Assets or the Assumed Liabilities, Buyer shall, within [*] of receiving such invoice, give notice to Seller of such dispute and the Parties shall attempt to immediately resolve such dispute. All amounts payable by Buyer to Seller pursuant to this Section 4.3, shall be paid in immediately available funds in U.S. dollars to Seller’s account set forth in Section 1.3.

Any payments to third parties on behalf of Buyer associated with the Transferred Assets and Assumed Liabilities after the expiration of the [*] period require Buyer’s prior written consent.

4.4 Consents, Novations and Subcontracted Work. Buyer and Seller shall use reasonable efforts to obtain, as soon as practicable, all requisite consents to transfers, assignments and novations, as the case may be, of all of the Transferred Assets, Transferred Contracts and the Assumed Liabilities. Buyer shall cooperate with Seller (including, where necessary, entering into appropriate instruments of assumption as shall be agreed upon) to have Seller released from all liability to the contract counterparty with respect to the Assumed Liabilities, and the Parties will each solicit such releases concurrently, in a manner acceptable to the Parties, with the solicitation of consents from third parties to the transfer, assignment and novation of the Transferred Assets, Transferred Contracts, and the Assumed Liabilities; provided, that neither Party shall be required to grant any additional consideration to any third party in order to obtain any such consent, novation, assignment or release. For any Assumed Liabilities for which Seller has any secondary liability to third parties, Buyer shall, upon prior written notice from Seller, provide Seller reasonable access and information in order for Seller to ascertain continuing compliance by Buyer with all contract terms and conditions applicable thereto. The consents to transfers, assignments and novations identified by the Parties as of the Date of Execution, if any, are listed on Schedule 4.4. If any such required consents and novations can be secured with the incurring of reasonable costs, Seller agrees to pay any such costs (excluding those of the Buyer). Where a Transferred Contract has not been assigned to Buyer on the Closing Date, the Parties agree to enter into such other arrangements, effective on the Closing Date, with respect to the underlying rights and obligations as shall permit Buyer to perform the obligations of Seller thereunder, as a subcontractor or otherwise, and Buyer to obtain the material benefit thereof (the “Subcontracted Work”) or to have Seller perform the obligations and have the Buyer receive the material benefit thereof without regard to any costs or expenses incurred by the Seller in connection thereto other than (i) any costs or expenses to which Seller is entitled to payment or reimbursement under any of the other Operative Agreements or (ii) costs and expenses that would have been incurred by the Buyer had the applicable Transferred Contract been assigned to the Buyer on the Closing Date ; and until the requisite consents and novations are obtained, such obligations will not be deemed to be included in the Assumed Liabilities and nothing contained herein will be deemed to create an obligation or relationship

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

that would constitute a breach of the contract underlying such rights and obligations. For the avoidance of doubt, “material benefit” as used in this Section 4.4 shall expressly include any payments received by Seller under the Transferred Contracts after the Closing Date for any products shipped under the Transferred Contracts after the Closing Date (i) directly by Buyer or (ii) by Seller on behalf of Buyer using inventory, including that listed on Schedule 1.1, provided, directly or indirectly, by Buyer. Buyer agrees to diligently perform and discharge the obligations of Seller in connection with the Subcontracted Work directly, or indirectly through Seller, as applicable and to the extent that consents to transfer, assignment and novation are obtained after the Closing, the Parties agree that such obligations will no longer be considered to be Subcontracted Work after such time, but will instead be deemed to be Assumed Liabilities for all purposes of this Agreement.

4.5 Product Warranty Services. Seller shall pay Buyer within [*] after receipt of invoice from Buyer, for the actual reasonable cost of (a) warranty services performed by Buyer with respect to In Scope Products sold by Seller or its Affiliates prior to the Closing Date and (b) software maintenance services performed by Buyer with respect to any software maintenance obligations of Seller listed in Schedule 1.4 with respect to software licensed by Seller prior to the Closing Date. Within [ *] after the Closing Date, Buyer and Seller shall establish a reasonable mutually agreeable process pursuant to which Buyer shall provide such warranty services, it being understood that [*] . At a minimum, such process shall address establishing warranty run rates and failure rate expectations for each product. In addition, neither Buyer’s obligation to provide such warranty services, nor Seller’s obligation to pay for such warranty services, shall cover claims occurring after the maximum applicable warranty period.

4.6 Excluded Liabilities. Seller acknowledges and agrees that Seller shall retain responsibility for the Excluded Liabilities and that neither Buyer nor any of Buyer’s Affiliates shall have any liability or obligation for any such Excluded Liabilities.

4.7 Provision of Omitted Assets. If prior to June 30, 2004 the Buyer or Seller believes that certain tangible assets and material contracts (other than any vendor contracts, distributor contracts, or any contracts regarding intellectual property matters) that are exclusively or primarily used, or product information that Seller has the legal right to transfer and would not prejudice Seller with any third party that is exclusively used, in the sale of the In Scope Products as of the Closing Date were omitted from Schedule 1.1 or Schedule 1.4, respectively, then the Parties will work in good faith to agree upon such omitted assets (the “Omitted Assets”). Once identified and agreed to, the Parties will use reasonable efforts to locate and/or prepare such items and, subject to Section 4.4, amend the necessary documents and the Seller shall, at its sole expense, promptly deliver (or transfer in the case of any contracts) such Omitted Assets to Buyer so as to remedy such error or omission. So long as there is no dispute as to whether a particular asset is an Omitted Asset, and the Parties have amended the necessary documents and the Seller has promptly transferred to Buyer such Omitted Assets, Seller shall have no further obligation or liability to Buyer regarding such Omitted Assets.

4.8 Permitted Liens. Seller shall reimburse Buyer for the actual reasonable costs incurred by Buyer to discharge any Permitted Lien existing as of the Closing Date that adversely affects the value or Buyer’s use of a Transferred Asset; provided, however, that Buyer must first

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

give Seller at least [*] prior written notice of Buyer’s intention to discharge the Permitted Lien and an opportunity for Seller, at its option and expense, to attempt to discharge the underlying Permitted Lien during such [*] period; provided further that Seller shall have no obligation under this Section 4.8 to discharge any Lien that is created or granted by Buyer.

4.9 Seller Conduct Prior to the Closing Date. During the period between the Date of Execution to the Closing Date or termination of the Agreement, except as contemplated under this Agreement or required by applicable law or with the prior written consent of Buyer, Seller shall use commercially reasonable efforts to (i) maintain, in a manner consistent with Seller’s past practices, the Transferred Assets (including finished goods inventory) and (ii) preserve all customer relationships under the Transferred Contracts.

4.10. Financial Data Covenant. For the assets and liabilities being transferred pursuant to this Agreement, Seller shall deliver to Buyer financial data in the form set forth in Exhibit D to this Agreement (the “Financial Data”) as soon as it is reasonably available from Seller and the audit for 2003 has been performed by PricewaterhouseCoopers LLP (PwC).

Seller shall retain PwC to audit the Financial Data, the purpose of which is to issue a report with respect thereto.

Seller will exercise commercially reasonable efforts to cause PwC to deliver the results of its audit of the Financial Data as soon as practicable following the initiation of the audit by PwC.

In the event that Buyer is required by the rules and regulations of the SEC to file financial statements for the acquired assets for additional 12 month periods ending December 31, 2001 and December 31, 2002, Seller and Buyer will cooperate, at the Buyer’s sole expense, to have such financial information audited by Seller’s independent accountants as expeditiously as possible.

Seller will also provide to Buyer unaudited information of the type set for on Exhibit D, for the three month quarter ending March 31, 2004, which will not be part of the PwC audit.

Article V. Representations and Warranties of Buyer

Buyer hereby represents and warrants, as of the date of the Agreement and of the Closing Date, to Seller as follows:

5.1 Incorporation. Buyer is a duly organized and validly existing corporation in good standing under the laws of the State of Delaware, with all requisite corporate power and authority to own its properties and conduct its business.

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

5.2 Authority. Buyer has the requisite corporate power and authority to execute and deliver each of the Operative Agreements and to perform its obligations under each such agreement. Each of the Operative Agreements has been duly and validly authorized, executed and delivered by Buyer and constitutes the valid and binding agreement of Buyer in accordance with its respective terms. No other corporate proceedings on the part of Buyer are necessary to authorize the Operative Agreements and the transactions contemplated thereby.

5.3 No Conflict. The execution and delivery by Buyer of each of the Operative Agreements does not, and the performance of its obligations thereunder, will not:

(a) conflict with, or result in a breach of, any of the provisions of Buyer’s articles of incorporation or by-laws;

(b) breach, violate or contravene any Governmental Rule, or create any right of termination or acceleration or encumbrance, that, singly or in the aggregate, would have a material adverse effect on the authority or ability of Buyer to perform its obligations under this Agreement, the Confidentiality Agreement, the Custom Sales Agreement, the Intellectual Property Agreements, and the Assumption Agreement or the Assumed Liabilities; and

(c) conflict in any respect with, or result in a breach of or default under, any contract, license, franchise, permit or any other agreement or instrument to which Buyer is a Party or by which Buyer or any of its properties may be affected or bound that, singly or in the aggregate, would have a material adverse effect on the authority or ability of Buyer to perform its obligations under this Agreement, the Confidentiality Agreement, the Custom Sales Agreement, the Intellectual Property Agreements, and the Assumption Agreement or the Assumed Liabilities.

5.4 Governmental Consents. Other than compliance with the HSR Act pre-notification requirements, if required, no material consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority on the part of Buyer is required in connection with the execution or delivery by Buyer of this Agreement, the Intellectual Property Agreements, or the Assumption Agreement, or the consummation by Buyer of the transactions contemplated by any of the foregoing.

5.5 No Broker. Other than Credit Suisse First Boston, LLC, Buyer has not engaged any corporation, firm or other Person who is entitled to any fee or commission as a finder or a broker in connection with the negotiation of the Operative Agreements or the consummation of the transactions contemplated thereby, and Buyer shall be responsible for all liabilities and claims (including costs and expenses of defending against same) arising in connection with any claim by a finder or broker that it acted on behalf of Buyer in connection with the transactions contemplated thereby.

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Article VI. Representations and Warranties of Seller

Except as set forth on the disclosure schedule delivered by Seller to Buyer (the “Disclosure Schedule”), Seller hereby represents and warrants, as of the date of the Agreement and of the Closing Date, to Buyer as follows:

6.1 Incorporation. Seller is a duly incorporated and validly existing corporation in good standing under the laws of the State of New York, with all requisite corporate power and authority to own its properties and conduct its business, and is duly qualified in each jurisdiction in which its ownership of property requires such qualification except where the failure to so qualify would not have a material adverse effect upon the Transferred Assets.

6.2 Authority. Seller has the requisite corporate power and authority to execute and deliver the Operative Agreements and to perform its obligations under each of the foregoing. Each of the Operative Agreements has been duly and validly authorized, executed and delivered by Seller and constitutes the valid and binding agreement of Seller in accordance with its respective terms. No other corporate proceedings on the part of Seller are necessary to authorize the Operative Agreements and the transactions contemplated by any of the foregoing.

6.3 No Conflict. The execution and delivery by Seller of each of the Operative Agreements does not, and the performance by Seller of its obligations thereunder will not:

(a) conflict with, or result in a breach of, any of the provisions of its Articles of Incorporation or By-laws;

(b) breach, violate or contravene any Governmental Rule, or create any right of termination or acceleration or encumbrance, that, singly or in the aggregate, would have a material adverse effect on (i) its authority or ability to perform its obligations under this Agreement, the Confidentiality Agreement, the Custom Sales Agreement, the Intellectual Property Agreements, the Assumption Agreement or the Bill of Sale; or (ii) the Transferred Assets; and

(c) conflict in any respect with, or result in a breach of or default under, any contract, license, franchise, permit or any other agreement or instrument to which it is a party or by which it or any of the Transferred Assets may be bound that, singly or in the aggregate, would have a material adverse effect on (i) its authority or ability to perform its obligations under this Agreement, the Confidentiality Agreement, the Custom Sales Agreement, the Intellectual Property Agreements, the Assumption Agreement or the Bill of Sale; or (ii) the Transferred Assets (except for agreements and instruments that require the consent or approval of a third party for the transactions contemplated by this Agreement).

6.4 Governmental Consents. Other than compliance with the HSR Act pre-notification requirements, if required, no material consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority on the part of Seller is required in connection with the execution or delivery by Seller of the Operative Agreements or the consummation by Seller of the transactions contemplated by any of the foregoing.

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

6.5 No Broker. Seller has engaged no corporation, firm or other Person who is entitled to any fee or commission as a finder or a broker in connection with the negotiation of the Operative Agreements or the consummation of the transactions contemplated thereby, and Seller shall be responsible for all liabilities and claims (including costs and expenses of defending against same) arising in connection with any claim by a finder or broker that it acted on behalf of Seller in connection with the transactions contemplated thereby.

6.6 Title to Personal Property. Seller has good and marketable title to all tangible personal property listed on Schedule 1.1 hereto, free and clear of any Liens other than Permitted Liens. At the Closing, Seller will transfer to the Buyer good and marketable title to all Transferred Assets, free and clear of any Liens other than Permitted Liens.

6.7 Litigation. Except as disclosed on Schedule 6.7, there are no actions, suits, proceedings or investigations pending or, to Seller’s knowledge, threatened in a writing to Seller against or directly affecting the Transferred Assets, at law or in equity, including any administrative proceedings or condemnation actions with any regulatory authority, which in the aggregate would have a material adverse effect on the Transferred Assets. There is no existing default by Seller with respect to any judgment, order, writ, injunction or decree of any Governmental Authority or arbitrator that materially adversely affects the Transferred Assets.

6.8 No Rights In Others To Transferred Assets. Neither Seller nor any Affiliate of Seller is party to any outstanding contracts or other arrangements giving any Person any present or future right to require Seller to transfer to any Person any ownership or possessory interest in, or to grant any lien on, any of the Transferred Assets, other than pursuant to this Agreement.

6.9 Contracts. Schedule 1.4. contains a true and complete list of all Transferred Contracts, including all modification and amendments thereto.. Seller has performed or is performing all material obligations required to be performed by it under such contracts and is not (with or without notice, lapse of time or both) in breach or default in any material respect thereunder; and, to the knowledge of Seller, no other party to any of such contracts is (with or without notice, lapse of time or both) in breach or default in any material respect thereunder. All Transferred Contracts are in full force and effect and are enforceable in accordance with their terms (subject to any rules of bankruptcy or other equitable principles) and [*], Seller has not received any notice or other written communication from the contracting party that Seller is in possible breach or default of any obligation thereunder.

6.10 WARRANTIES. [*]

6.11 Other Information. This Agreement, the Exhibits, Appendices and Schedules hereto, as each may be amended prior to the Closing, and all certificates delivered to Buyer and its representatives from Seller at Closing in connection with this Agreement do not and will not contain any untrue statement of any material fact and do not and when delivered will not omit to state a material fact necessary to make the statement herein or therein not misleading.

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

6.12 Transferred Contract Consents. Schedule 4.4 sets forth a correct and complete list of all the Transferred Contracts that require third party consent to transfer or otherwise assign to Buyer.

6.13. Taxes. Except as disclosed on Schedule 6.13., Seller has timely filed within the time period for filing or any extension granted with respect thereto, all Tax returns which it is required to file relating or pertaining to any and all Taxes attributable to or levied upon the Transferred Assets with respect to the Pre-Closing Tax Period and has paid any and all Taxes it is required to pay in connection with the taxable period to which such Tax returns relate. There are (and as of immediately following the Closing there will be) no liens for Taxes on the Transferred Assets, other than Permitted Liens, and no action, proceeding or, to the knowledge of Seller, investigation has been instituted against Seller which would give rise to any such lien, other than Permitted Liens. Seller has no knowledge of any claims asserted or threatened with respect to any Taxes. None of the Transferred Assets are treated as “tax-exempt use property” within the meaning of Section 168(b) of the Code.

6.14 Inventory On the Closing Date, the inventory included in the Transferred Assets as set forth in Schedule 1.1 is of such a quality to be useable and saleable by Seller in the ordinary course of business. [*]

6.15 Regular Employees All of the Regular Employees are active employees as of the date hereof and none of such employees are, as of the date hereof, on sick leave, leave of absence or other similar leave.

Article VII. Conditions to Buyer’s Obligations

The obligation of Buyer to consummate the transactions contemplated herein is subject to the satisfaction (or waiver by Buyer) of the conditions set forth below in this Article.

7.1 Representations and Warranties. Subject to Section 9.2, the representations and warranties of Seller made in this Agreement shall be true and correct in all material respects as of the Date of Execution and as of the Closing Date with the same effect as if made at and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier time. Seller shall have performed in all material respects its respective covenants and agreements contained in this Agreement and the other Operative Agreements required to be performed at or prior to the Closing.

7.2 Consents, Approvals and Injunctions.

(a) Seller shall have obtained or made all consents, approvals, orders, licenses, permits and authorizations of, and registrations, declarations and filings with, any Governmental Authority or any other Person required to be obtained or made by or with respect to the Transferred Assets in connection with the execution, delivery and performance of this Agreement.

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b) No injunction, order or decree of any Governmental Authority shall be in effect as of the Closing, and no lawsuit, claim, proceeding or investigation shall be pending or threatened by or before any Governmental Authority as of the Closing, which would restrain, prohibit or make unlawful the transfer of the Transferred Assets or Assumed Liabilities.

(c) No action or proceeding challenging the transactions or any provision of this Agreement or the other Operative Agreements shall be pending or threatened against any party.

(d) No Burdensome Condition shall exist with respect to Buyer in connection with the transactions contemplated by the Operative Agreements. All waiting periods under HSR shall have expired or been terminated.

7.3 Governmental Rule. No Governmental Rule shall have been instituted, issued or proposed to restrain, enjoin or prevent the transfer of the Transferred Assets as contemplated hereby or to invalidate, suspend or require modification of any material provision of any Operative Agreement.

7.4 Operative Agreements. Seller shall have entered into each of the Operative Agreements to be executed by it and each such Operative Agreement shall be in full force and effect without breach thereunder.

7.5 Closing Documents. Seller shall have delivered to Buyer the following documents:

(a) a certificate of Seller, dated the Closing Date, to the effect that Seller’s representations and warranties in this Agreement are true and correct and that all actions required to be taken by Seller prior to the Closing have been duly taken; and

(b) a certificate of the secretary or assistant secretary of Seller, dated the Closing Date, as to the continued existence of Seller.

7.6 Proceedings. All corporate and legal proceedings taken by Seller in connection with the execution of the Operative Agreements and the transfer of the Transferred Assets shall be reasonably satisfactory in form and substance to Buyer and its counsel, and Buyer shall have received all such certified or other copies of all such documents as it shall have reasonably requested.

7.7 Audit Finding- Revenue. The PwC audit report described in Section 4.10 shall include a minimum of $48.6 million of revenue, as reported in accordance with U.S. generally accepted accounting prinicples, for the 12 month period ending December 31, 2003.

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

7.8 Audit Finding - Other. The amount of the “Excess/(Deficiency) of Net Sales, Direct Costs of Goods Sold and Allocated SG&A” reflected in the Statement of Net Sales, Direct Costs of Goods Sold and Allocated SG&A delivered to the Buyer pursuant to Section 4.10 shall be no more than [*]

7.9 Audit Delivery. PwC shall have completed its audit of the Financial Data and shall have issued its report; such audit report shall have been delivered to the Seller and Seller shall have delivered such audit report to Buyer. Such audit report shall, based upon the data set forth in Exhibit D, include addressing, for the 12 months ending December 31, 2003, (i) a statement of assets acquired and liabilities assumed (based on historical cost or based on the allocation of the purchase price for such assets and liabilities as of the acquisition date), (ii) an operating statement which would reflect a revenue line item, a direct cost of goods sold line item and an allocated SG&A line item, and (iii) footnote disclosure setting forth the reasons for the presentation and the nature of the omitted expenses and a description of how the financial statements presented are not indicative of the financial condition or results or operations of the acquired business going forward and footnote disclosure stating that there is no separate information available related to the operating, investing and financing cash flows of the PowerPC 4xx product line.

Article VIII. Conditions to Seller’s Obligations.

The obligations of Seller to consummate the transactions contemplated herein shall be subject to the satisfaction (or waiver by Seller) of the conditions set forth below in this Article.

8.1 Payment of Purchase Price. The payment of the Purchase Price in the manner specified in Section 1.3, and any other consideration set forth in Section 1.3 or the other Operative Agreements due at Closing.

8.2 Representations and Warranties. The covenants, agreements, representations and warranties of Buyer made in this Agreement shall be true and correct in all material respects as of the Date of Execution and as of the Closing Date with the same effect as if made at and as of the Closing Date.

8.3 Consents, Approvals and Injunctions.

(a) Buyer shall have obtained or made all consents, approvals, orders, licenses, permits and authorizations of, and registrations, declarations and filings with, any Governmental Authority or any other Person required to be obtained or made by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Operative Agreements and the Closing.

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b) No injunction, order or decree of any Governmental Authority shall be in effect as of the Closing, and no lawsuit, claim, proceeding or investigation shall be pending or threatened by or before any Governmental Authority as of the Closing, which would restrain, prohibit or make unlawful the transfer of the Transferred Assets or the Assumed Liabilities or invalidate or suspend any provision of the Operative Agreements.

(c) No Burdensome Condition shall exist with respect to Seller in connection with the transactions contemplated by the Operative Agreements

(d) All waiting periods under the HSR Act shall have expired or been terminated.

8.4 Governmental Rule. No Governmental Rule shall have been instituted, issued or proposed to restrain, enjoin or prevent the transfer of the Transferred Assets as contemplated hereby or to invalidate, suspend or require modification of any material provision of any Operative Agreement.

8.5 Operative Agreements. Buyer shall have entered into each of the Operative Agreements to be executed by it and each such Operative Agreement shall be in full force and effect without breach thereunder.

8.6 Closing Documents. Buyer shall have delivered to Seller the following documents:

(a) a certificate of an authorized signatory of Buyer, dated the Closing Date, to the effect that Buyer’s representations and warranties in this Agreement are true and correct and that all actions required to be taken by Buyer prior to the Closing have been duly taken; and

(b) a certificate of the secretary of Buyer, dated the Closing Date, as to the continued existence of Buyer, certifying the attached copy of the By-laws of Buyer, the authorization of the execution, delivery and performance of the Operative Agreements and the resolutions adopted by the Board of Directors of Buyer authorizing the actions to be taken by Buyer under the Operative Agreements.

8.7 Proceedings. All corporate and legal proceedings taken by Buyer in connection with the transactions contemplated by the Operative Agreements and all documents and papers relating to such transactions shall be reasonably satisfactory in form and substance to Seller and its counsel, and Seller shall have received all such certified or other copies of all such documents as it shall have reasonably requested.

Article IX. General Matters.

9.1 Survival of Representations and Warranties. All representations and warranties made by the Parties in this Agreement or in any schedule, document, certificate or

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

other instrument delivered by or on behalf of the Parties pursuant to this Agreement shall survive the Closing for a period of [*] after the Closing Date; provided, however, that all representations and warranties relating to the Assumed Liabilities shall survive the Closing Date until [*].

9.2 Limitation of Liability. Notwithstanding anything to the contrary set forth in the Operative Agreements, unless this section is specifically excluded from application to a specific Operative Agreement or provision in an Operative Agreement, Seller shall not be liable for any amounts with respect to the breach of an Operative Agreement unless and until such amounts shall exceed in the aggregate [*] (the “Limitation Amount”) [*]. Notwithstanding anything to the contrary set forth in the Operative Agreements, unless this section is specifically excluded from application to a specific Operative Agreement or provision in an Operative Agreement, in no event shall Seller’s liability for any causes of action arising out of, or related to, any or all of the Operative Agreements exceed [*] in the aggregate.

Neither Seller nor Buyer shall be responsible for any indirect, incidental, punitive, special or consequential damages whatsoever, including but not limited to loss of profits ( except to the extent such loss of profits are determined by a court of competent jurisdiction to constitute direct damages) or goodwill, even if advised of the possibility of such damages.

Nothing contained in this Section 9.2 shall be construed as prohibiting or preventing either party from asserting any claims such party may have against the other in equity, including any claims of specific performance.

9.3 Public Announcements. The Confidentiality Agreement between the Seller and Buyer continues to apply, and the Operative Agreements as well as the proposed transaction are subject to and confidential under that Confidentiality Agreement. For [*] after the Closing Date, all public announcements in the form of a press release relating to the Operative Agreements or the transactions contemplated hereby shall be made only after consultation between the Parties, except for disclosures by either Party that in the opinion of counsel for such Party are necessary and proper under applicable law, rule or regulation (but only after the disclosing Party has taken all reasonable steps to advise the other Party about the Party’s intention to make, and the proposed contents of, such disclosures). Any direct disclosures to customers in connection with commercial relationships shall not reveal the consideration specified in Section 1.3 of this Agreement. Notwithstanding the foregoing, either Party shall have the right, in its sole discretion, to make such disclosures as it may deem necessary or advisable to any Governmental Authority. In the event of a breach or anticipatory breach of this Section 9.3. by either Party, the other Party shall be entitled, in addition to any and all other remedies available at law or in equity, to preliminary and permanent injunctive relief and specific performance without proving damages.

9.4 Costs. Each Party shall be responsible for the costs and expenses incurred by it in the negotiation, execution and delivery of the Operative Agreements and, except as otherwise provided elsewhere in such agreements, the consummation of the transactions contemplated

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

hereby. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, reasonable costs, and reasonable disbursements (in addition to any other relief to which the prevailing party may be entitled).

9.5 [*]

9.6 Modification and Waiver. No modification or waiver of any provision of this Agreement and no consent by either Party to any departure therefrom shall be effective unless in a writing referencing the particular section of this Agreement to be modified or waived and signed by a duly authorized signatory of each Party, and the same will only then be effective for the period and on the conditions and for the specific instances and purposes specified in such writing.

9.7 Governing Law. This Agreement has been delivered at and shall be deemed to have been made at [*], and shall be interpreted, and the rights and liabilities of the Parties hereto determined, exclusively in accordance with the laws of the State of [*] applicable to agreements executed, delivered and performed within such State, without regard to the principles of conflicts of laws thereof. Each of the Parties hereby: (i) waives trial by jury, (ii) waives any objection to [*] venue of any action instituted hereunder, and (iii) consents to the granting of such legal or equitable relief as is deemed appropriate by any aforementioned court.

9.8 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given and shall be effective (a) when delivered by messenger or courier, or (b) five (5) days after deposit for mailing by registered or certified mail, postage prepaid, return receipt requested, when also transmitted by telecopy as follows:

(a)	if to Seller, to:

International Business Machines Corporation
New Orchard Road
Armonk, New York 10504

	Attention:	David L. Johnson
Vice President, Corporate Development
	Telecopy:	(914) 499-7803

with a copy at the same address to:

	Attention:	Greg C. Bomberger, Esq.
	Telecopy:	914-499-7392

(b)	if to Buyer, to:

Applied Micro Circuits Corporation

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

6290 Sequence Druive
San Diego, CA 92191

Attention:	General Counsel

Telecopy:	858-535-6800

with a copy to:

Paul, Hastings, Janofsky & Walker
3579 Valley Centre Drive
San Diego, CA 92130

Attention:	Carl R. Sanchez, Esq.

Telecopy:	858-720-2555

or to such Person or address as the Parties shall hereafter designate to the other from time to time by similar written notice.

9.9 Bulk Sales. Buyer hereby waives compliance by Seller with any applicable bulk sales or similar laws. Buyer shall discharge the Assumed Liabilities in accordance with their terms and Buyer agrees that Seller shall have no liability for any failure of Buyer to discharge the Assumed Liabilities in accordance with their terms.

9.10 Assignment. This Agreement shall be binding upon, and inure to the benefit of, and be enforceable by, the successors and assigns of the Parties; provided, that, no Party may assign its obligations, rights or privileges, in whole or in part, hereunder without the prior written consent of the other Party.

9.11 Counterparts. This Agreement may be executed by the Parties in one or more counterparts, each of which shall be an original and all of which shall constitute one and the same instrument. Confirmed facsimile signatures shall have the same effect as original signatures for the purpose of executing this Agreement. Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

9.12 No Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties and such permitted successors and assigns, any legal or equitable rights hereunder.

9.13 Entire Agreement. This Agreement, together with the other Operative Agreements, comprise the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and representations, oral

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

or written, between Buyer and Seller relating hereto and thereto. The Parties agree and acknowledge that the parties have an existing commercial relationship and that nothing in the Operative Agreements shall be construed to impair or limit the rights of the Parties under any other existing agreements between the Parties, and that nothing under any other existing agreements between the Parties shall be construed to impair or limit the rights of the Parties under the Operative Agreements.

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Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized signatories as of the date and year first above written.

INTERNATIONAL BUSINESS MACHINES CORPORATION		APPLIED MICRO CIRCUITS CORPORATION

By:	/s/ David L. Johnson	By:	/s/ David Rickey

Name:	David L. Johnson	Name:	David Rickey

Title:	Vice President, Corporate Development	Title:	Chairman, President and CEO

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.